Exhibit 99.1

Coldwater Creek Announces Third Quarter 2008 Results

Sandpoint, Idaho, November 25, 2008 — Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three- and nine-month periods ended November 1, 2008.

Third Quarter Operating Results

•                  Net sales were $228.5 million, compared with $271.2 million in the third quarter of 2007, primarily as a result of a decrease in retail store traffic and lower direct channel sales. Sales from the retail segment, which includes the Company’s premium retail stores, outlet stores, and day spa locations, were $175.4 million versus $186.3 million in the fiscal 2007 third quarter. Comparable store sales declined 20.5 percent in the third quarter versus the third quarter of fiscal 2007.  Direct sales (phone and internet) were $53.0 million, compared with $84.9 million in the same period last year.

•                  Gross profit for the fiscal 2008 third quarter was $86.1 million, or 37.7 percent of net sales, compared with $107.8 million, or 39.8 percent of net sales, for the fiscal 2007 third quarter. The decrease in gross profit rate was primarily a result of deleveraging of occupancy costs due to lower same store sales.

•                  Selling, general and administrative expenses for the fiscal 2008 third quarter were $88.8 million, or 38.9 percent of net sales, compared with $117.6 million, or 43.4 percent of net sales, for the fiscal 2007 third quarter. The decrease in selling, general and administrative expenses of approximately $28.8 million, or 24.5 percent, was driven by reduced marketing expense, and other cost savings initiatives.

•                  Net loss for the three-month period was $1.3 million, or $0.01 per share, compared with a net loss of $6.2 million, or $0.07 per share, for the three-month period ended November 3, 2007.

•                  Premium retail store inventory per square foot, including retail inventory in the distribution center, decreased approximately 18.6 percent compared with the third quarter of 2007. Total inventory decreased 11.7 percent to $171.4 million, compared with $194.0 million at the end of the third quarter of fiscal 2007.

•                  The Company’s cash position increased $9.9 million to $72.4 million at the end of the third quarter compared with $62.5 million at the end of fiscal 2007.  The Company generated cash from operating activities of $6.2 million in the third quarter of fiscal 2008.

Nine Months Ended November 1, 2008 Operating Results

•                  Net sales were $741.0 million versus $805.9 million in the nine months ended November 3, 2007.  Sales from the retail segment were $551.7 million versus $548.8 million in the comparable period last year.  Direct sales were $189.3 million, compared with $257.1 million in the comparable period last year.

•                  Gross profit for the first nine months of 2008 was $274.6 million, or 37.1 percent of net sales, compared with $346.5 million, or 43.0 percent of net sales, in the same period last year.

•                  Selling, general and administrative expenses for the first nine months of 2008 were $285.0 million, or 38.5 percent of net sales, compared with $326.4 million, or 40.5 percent of net sales, in the first nine months of 2007.

•                  Net loss for the nine months ended November 1, 2008 was $7.4 million, or $0.08 per share, compared with net income of $14.5 million, or $0.15 per diluted share, in the comparable period last year.  Net loss for the first nine months of fiscal 2008 includes a non-cash charge of $0.9 million after-tax, or $0.01 per share, related to the impairment of certain Coldwater Creek day spa locations.

Daniel Griesemer, president and chief executive officer of Coldwater Creek said, “We are not satisfied with our third quarter results, and while the external environment remains challenging, our business benefited from better than anticipated cost saving measures across a number of areas, resulting in third quarter financial performance that exceeded our revised guidance.   We believe that our holiday collection is the best assortment we have featured in many years. With compelling opening price points and strategic promotional and marketing initiatives, we believe we have taken all the right steps and are cautiously optimistic that our product offerings will resonate with consumers in today’s economic climate.”

Mr. Griesemer continued, “Despite the impact of the consumer environment, we are confident that our strong balance sheet will enable us to weather a prolonged downturn in consumer spending.  At the end of the third quarter, we had $72 million in cash in addition to full availability under our $60 million revolving credit facility, which expires in January of 2012.  We do not anticipate borrowing on our credit facility in the fourth quarter or at any point during fiscal 2009. We expect to end fiscal 2008 with over $75 million in cash.  For fiscal 2009, we expect to continue to maintain strong working capital and liquidity positions, and are managing operating expenses and capital expenditures carefully. We recently announced a reduction on store growth plans for fiscal 2009 to 15 stores, which will result in capital expenditures of approximately half of fiscal 2008 levels.”

Store Openings

The Company opened 19 premium retail stores during the fiscal 2008 third quarter for a total of 341 premium retail stores in operation at the end of the fiscal 2008 third quarter, compared with 294 premium retail stores at the end of the fiscal 2007 third quarter. Subsequent to the fiscal 2008 third quarter, we opened 8 stores, completing the Company’s fiscal 2008 store build out for a total of 349 premium retail stores.

Liquidity

At the end of the third quarter, the Company had $72.4 million in cash, $100.8 million in working capital and no borrowings under its credit facility. This compares to $62.5 million in cash and $115.8 million in working capital at the end of fiscal 2007.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Tuesday, November 25, 2008 at 4:45 p.m. (Eastern) to discuss fiscal 2008 third quarter results. To listen to the live Web cast, log on to http://www.videonewswire.com/event.asp?id=53423. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until Tuesday December 9, 2008. The replay can be accessed by dialing (877) 660-6853 and giving account number 3055 and the pass code 303403. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Founded in 1984, and headquartered in Sandpoint, Idaho, Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories. The Company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to future store openings, cash position and other future plans and financial results. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

• the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions and the global credit crisis, increased promotional activity in the specialty retail marketplace, weather, rising fuel costs, political and competitive conditions and the possibility that because of lower than expected customer response we may be required to sell merchandise at lower than expected margins, or at a loss;

• the possibility that our cost cutting efforts will not be successful;

• unexpected or increased costs or delays in the development and expansion of our retail chain;

• our potential inability to recover the substantial fixed costs of our retail expansion due to sluggish sales;

• our potential inability to continue to fund the needs of our business with operating cash flow as a result of either lower sales or higher than anticipated costs, or both;

• delays we may encounter in sourcing merchandise from our foreign and domestic vendors, risks related to our foreign sourcing strategy, and the possibility that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

• the effect of increased fuel costs on various aspects of our business, including shipping, transportation, merchandise acquisition and consumer spending;

• increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

• unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

• difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

• the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

• the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

• risks associated with our dependence on a single distribution facility;

and such other factors as are discussed in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

Contact:

ICR,  Inc.

Andrew Greenebaum / Laura Miller

310-954-1100

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Nine Months Ended
	November 1,	November 3,	November 1,	November 3,
	2008	2007	2008	2007
Statements of Operations:

Net sales	$228,453	$271,161	$740,992	$805,929
Cost of sales	142,339	163,349	466,430	459,478
Gross profit	86,114	107,812	274,562	346,451
Selling, general and administrative expenses	88,765	117,589	285,021	326,421
Loss on asset impairments	—	554	1,452	554
Income (Loss) from operations	(2,651)	(10,331)	(11,911)	19,476
Interest, net, and other	353	1,440	1,443	5,989
Income (Loss) before income taxes	(2,298)	(8,891)	(10,468)	25,465
Income tax provision (benefit)	(988)	(2,696)	(3,058)	10,934
Net income (loss)	$(1,310)	$(6,195)	$(7,410)	$14,531

Net income (loss) per share - Basic	$(0.01)	$(0.07)	$(0.08)	$0.16

Weighted average shares outstanding - Basic	91,115	93,606	90,979	93,413

Net income (loss) per share - Diluted	$(0.01)	$(0.07)	$(0.08)	$0.15

Weighted average shares outstanding - Diluted	91,115	93,606	90,979	94,644

Supplemental Data:

	Three Months Ended		Nine Months Ended
	November 1,	November 3,	November 1,	November 3,
	2008	2007	2008	2007
Operating Statistics:

Catalogs mailed	17,143	30,983	58,867	83,445
Premium retail store count			341	294
Spa store count			9	8
Outlet store count			35	28
Premium retail store square footage			2,010	1,706

	Three Months Ended		Nine Months Ended
	November 1,	November 3,	November 1,	November 3,
	2008	2007	2008	2007
Segment Net Sales:

Retail	$175,421	$186,311	$551,650	$548,825
Direct	53,032	84,850	189,342	257,104
Total	$228,453	$271,161	$740,992	$805,929

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	November 1,	February 2,	November 3,
	2008	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$72,350	$62,479	$82,025
Receivables	25,204	28,520	32,978
Inventories	171,368	139,993	194,025
Prepaid and other	19,452	17,246	17,594
Income taxes recoverable	4,078	14,265	2,832
Prepaid and deferred marketing costs	11,798	13,662	22,274
Deferred income taxes	8,113	8,073	6,009

Total current assets	312,363	284,238	357,737

Property and equipment, net	348,285	328,991	313,942
Deferred income taxes	12,566	7,680	9,023
Restricted cash	2,664	2,664	3,552
Other	810	686	766

Total assets	$676,688	$624,259	$685,020

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$134,528	$75,936	$129,350
Accrued liabilities	71,900	87,300	66,339
Current deferred marketing fees and revenue sharing	5,098	5,252	5,410

Total current liabilities	211,526	168,488	201,099

Deferred rents	136,604	122,819	120,230
Deferred marketing fees and revenue sharing	6,599	7,064	7,718
Supplemental Employee Retirement Plan	8,330	8,041	7,992
Capital leases and other financing obligations	13,410	14,467	11,528
Other	998	1,517	1,255

Total liabilities	377,467	322,396	349,822

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 91,186,600, 90,796,551 and 92,775,857 shares issued, respectively	912	908	928
Additional paid-in capital	114,548	110,010	126,160
Accumulated other comprehensive loss	(1,788)	(2,014)	(1,868)
Retained earnings	185,549	192,959	209,978

Total stockholders’ equity	299,221	301,863	335,198

Total liabilities and stockholders’ equity	$676,688	$624,259	$685,020

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended
	November 1,	November 3,
	2008	2007

OPERATING ACTIVITIES:
Net income (loss)	$(7,410)	$14,531
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	44,282	37,207
Stock-based compensation expense	3,583	4,386
Supplemental Employee Retirement Plan expense	969	3,171
Deferred rent amortization	(6,942)	(3,328)
Deferred income taxes	(5,379)	(7,830)
Excess tax benefit from exercises of stock options	(84)	(2,256)
Net (gain) loss on asset dispositions	181	1,152
Loss on asset impairments	1,452	554
Other	314	15
Net change in current assets and liabilities:
Receivables	3,316	(10,840)
Inventories	(31,375)	(67,072)
Prepaid and other and income taxes recoverable	8,142	(6,800)
Prepaid and deferred marketing costs	1,864	(13,023)
Accounts payable	57,846	40,280
Accrued liabilities	(18,057)	1,914
Income taxes payable	—	1,064
Change in deferred marketing fees and revenue sharing	(619)	(1,028)
Change in deferred rents	22,950	34,867
Other changes in non-current assets and liabilities	(784)	393
Net cash provided by operating activities	74,249	27,357

INVESTING ACTIVITIES:
Purchase of property and equipment	(67,962)	(91,081)
Proceeds from asset dispositions	3,086	—
Net cash used in investing activities	(64,876)	(91,081)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options and ESPP purchases	1,107	2,631
Excess tax benefit from exercises of stock options	84	2,256
Purchase and retirement of treasury stock	—	(7,818)
Payments on capital lease and other financing obligations	(693)	—
Net cash provided by (used in) financing activities	498	(2,931)

Net increase (decrease) in cash and cash equivalents	9,871	(66,655)
Cash and cash equivalents, beginning	62,479	148,680

Cash and cash equivalents, ending	$72,350	$82,025